SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2021

RICH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

WYOMING	000-54767	46-3259117
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1402 N. Alta Vista Blvd., #303 Los Angeles, CA	90046
(Address of principal executive offices)	(Zip Code)

1402 N. Alta Vista Blvd., #303 Los Angeles, CA 90046

(Address of principal executive offices)

Registrant’s telephone number, including area code: 323-603-7656

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 29, 2021, the board of directors accepted the resignation of Marcus Goetz Laun as Chief Executive Officer and Director and appointed Harrison Pierce Kordestani to act as our Chief Executive Officer and Director.

Harrison Pierce Kordestani is an executive with over twenty-five years experience in entertainment and media, technologies, and start-ups. Mr. Kordestani has also developed a specialized legal and strategic consulting practice representing select entertainment, oil and gas, mrotgage lending, and technology start-up clientele. He is also deeply passionate about new technologies and has actively worked in building companies in the Video-on-Demand, wearable tech, Information of Things, demand prediction and app-marketing spaces.

Mr. Kordestani is a member of the bars of the states of Calfiornia and Maryland, the United States District Court, and the U.S. Tax Court, as well as having been a guest lecturer at the Tisch School of Film at the New York University, and Chapman University in Soutrhern California.

There are no family relationships between Mr. Kordestani and any of our directors or executive officers.

Mr. Kordestani has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. Kordestani but shall endeavor to imminently enter into a viable agreement, and shall disclose the same to the commission upon that event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICH PHARMACEUTICALS, INC.

/s/ Harrison P. Kordestani

Harrison P. Kordestani Chief Executive Officer

Date: July 01, 2021

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